Exhibit 10.4

AMENDMENT
TO
SITEONE LANDSCAPE SUPPLY, INC.
2016 OMNIBUS EQUITY INCENTIVE PLAN

This amendment (the “Amendment”) to the SiteOne Landscape Supply, Inc. 2016 Omnibus Equity Incentive Plan (the “Plan”) hereby amends the Plan as follows, effective as of January 1, 2019:
1.     A first paragraph of Section 9.5 is deleted in its entirety and substituted with the following new paragraph:
“Performance Goals. The Administrator shall establish the Performance Goals that must be satisfied in order for a Participant to receive an Award for a Performance Cycle or for an Award of Performance Shares, Performance Units or Restricted Stock to be earned or vested. At the discretion of the Administrator, the Performance Goals may be based upon (alone or in combination): (a) net or operating income (before or after taxes); (b) earnings before taxes, interest, depreciation, and/or amortization (“EBITDA”); (c) adjusted EBITDA; (d) basic or diluted earnings per share or improvement in basic or diluted earnings per share; (e) sales (including, but not limited to, total sales, net sales or revenue growth); (f) net operating profit; (g) financial return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue); (h) cash flow measures (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); (i) productivity ratios (including but not limited to measuring liquidity, profitability or leverage); (j) share price (including, but not limited to, growth measures and total shareholder return); (k) expense/cost management targets; (l) margins (including, but not limited to, operating margin, net income margin, cash margin, gross, net or operating profit margins, EBITDA margins, adjusted EBITDA margins); (m) operating efficiency; (n) market share or market penetration; (o) customer targets (including, but not limited to, customer growth or customer satisfaction); (p) working capital targets or improvements; (q) economic value added; (r) balance sheet metrics (including, but not limited to, inventory, inventory turns, receivables turnover, net asset turnover, debt reduction, retained earnings, year-end cash, cash conversion cycle, ratio of debt to equity or to EBITDA); (s) workforce targets (including but not limited to diversity goals, employee engagement or satisfaction, employee retention, and workplace health and safety goals); (t) implementation, completion or attainment of measurable objectives with respect to research and development, key products or key projects, lines of business, acquisitions and divestitures and strategic plan development and/or implementation; (u) comparisons with various stock market indices, peer companies or industry groups or classifications with regard to one more of these criteria; (v) pre-tax income plus amortization (“EBTA”); or, for any period of time in which Section 162(m) is not applicable to the Company and the Plan, or at any time in the case of (A) persons who are not “covered employees” under Section 162(m) of the Code or (B) Awards (whether or not to “covered employees”) not intended to qualify as performance-based compensation under Section 162(m) of the Code, such other criteria as may be determined by the Administrator.”
2.     Except as expressly amended by this Amendment, all terms and conditions of the Plan shall remain in full force and effect.